UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2010
Weatherford International Ltd.
(Exact name of registrant as specified in its charter)

Switzerland	001-34258	98-0606750
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

4-6 Rue Jean-François Bartholoni
1204 Geneva
Switzerland	Not Applicable
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +41-22-816-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
Weatherford’s two most senior executive officers recently made significant investments in our shares through our executive retirement plan. These transactions are analogous to a participant in a 401(k) plan investing their assets in that plan into company shares.
Weatherford believes these investments reflect the confidence of our senior management in the value of the company. The transactions also substantially reduce the eventual cash burden on Weatherford at the time benefits eventually are paid out.
Pursuant to our Supplemental Executive Retirement Plan (the “Plan”), on May 6 Bernard J. Duroc-Danner, our Chairman and Chief Executive Officer, elected to convert 100% of his Plan benefit, being a $71 million cash entitlement, into the right to receive 4.4 million Weatherford shares. On May 12, Andrew P. Becnel, our Chief Financial Officer, elected to convert 50% of his Plan benefit, being a $4.5 million cash entitlement into the right to receive 283 thousand Weatherford shares. In each case, the number of shares was calculated based on the closing price on the date of election as required by the Plan. Both transactions have been reported to the U.S. Securities and Exchange Commission by the filing of Forms 4.
The conversion elections did not provide any new benefit compensation under the Plan or alter the timing of the payment of those benefits. The benefits will be paid in shares on the earlier of the Plan participant’s retirement or other termination of employment with the company or January 1, 2017.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEATHERFORD INTERNATIONAL LTD.
By:	/s/ JOSEPH C. HENRY
Joseph C. Henry, Vice President

May 13, 2010